UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): October 14, 2005

BANKUNITED FINANCIAL CORP

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 14, 2005, BankUnited Financial Corporation (the “Company”) and James R. Foster entered into an employment agreement, effective October 24, 2005, in connection with his appointment as Executive Vice President, Corporate Finance of the Company and BankUnited, FSB.

Mr. Foster’s agreement provides for an annual base salary of $300,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Mr. Foster may also be entitled to annual bonuses, as explained below. In addition to salary and bonus, Mr. Foster may receive other cash, stock or stock based compensation from the Company for services rendered at such times and in such amounts and on such terms and conditions as the Committee, in its discretion, may determine.

Pursuant to the agreement Mr. Foster will be granted 10,000 restricted shares of the Company’s Class A Common Stock on October 24, 2005. After the end of fiscal 2006, Mr. Foster shall receive a bonus for the fiscal year consisting of $100,000 cash and restricted shares of the Company’s Class A Common Stock with a fair market value of $50,000 as of the date of grant. Shares under both restricted grants are subject to forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until vested. The restrictions lapse on one-fifth of the shares on the anniversary of the grant date each year through 2009 with the remainder of shares vesting on Mr. Foster’s 65th birthday in 2010. The agreement also provides for immediate vesting of shares under the restricted grants upon Mr. Foster’s death, disability, termination without cause, or a change in the Company’s control. For years after fiscal 2006 Mr. Foster may receive an annual bonus based on merit and determined in the discretion of the Committee.

Mr. Foster’s agreement with the Company will expire in two years, unless sooner terminated, and may be renewed by the Committee for successive terms of up to two additional years. The agreement may be terminated at any time with or without cause. If termination occurs due to disability, Mr. Foster will receive severance benefits that include compensation or obligations accrued for periods prior to the date of termination, six months of salary and all of his vested benefits under the Company’s employee benefit programs. If termination occurs due to death Mr. Foster’s beneficiaries will receive unpaid salary, bonus and benefits accrued at the time of death and applicable life insurance proceeds. If Mr. Foster is terminated following a change in control, he will receive a lump sum cash payment equal to the amount of salary and bonus that would have been paid under the remaining term of the agreement; however, in no case will the payment be less than twelve months salary plus the last paid bonus. If Mr. Foster is terminated without cause, he will receive compensation accrued prior to the date of termination plus a lump sum cash payment equal to the amount of salary and bonus that would have been paid under the remaining term of the agreement; however, in no case will the payment be less than twelve months salary plus the last paid bonus. The agreement also contains a gross-up provision providing for the payment by the Company of withholding and excise taxes which may become payable in connection with termination payments, as well as, provisions for confidentiality and non-compete commitments, reimbursement of relocation expenses and a supplemental life insurance policy.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit No.	Exhibit Title
	99.1	Press Release dated October 20, 2005

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORP

Date: October 20, 2005.	By:	/s/ Ramiro Ortiz
Ramiro Ortiz
President and Chief Operating Officer